Exhibit 3.1

RESTATED
CERTIFICATE OF FORMATION
(With Amendments)
OF
SOUTHSIDE BANCSHARES, INC.

Pursuant to the Texas Business Organizations Code (the “TBOC”), Southside Bancshares, Inc., a Texas corporation (the “Corporation”), hereby adopts this Restated Certificate of Formation (with Amendments) (the “Restated Certificate”), which accurately reflects the original Certificate of Formation of the Corporation and all previous amendments thereto that are in effect (collectively, the “Original Certificate”) as further amended by such Restated Certificate as hereinafter set forth:

1.	The name of the Corporation is Southside Bancshares, Inc., a for-profit corporation.

2.	The Corporation was formed as a for-profit corporation on August 11, 1982, and issued file number 61819600 by the Secretary of State of the State of Texas.

3.	Articles Four and Ten are amended and restated in their entirety to read as set forth in Articles Four and Ten of the Restated Certificate.

4.
The amendments to the Original Certificate described in Paragraph 3 above have been made in accordance with the provisions of the TBOC. The amendments to the Original Certificate and the Restated Certificate have been approved in the manner required by the provisions of the TBOC and the governing documents of the Corporation.

5.
The Restated Certificate attached hereto as Exhibit A accurately states the text of the Original Certificate as restated by the Restated Certificate. The attached Restated Certificate does not contain any other change except for the information permitted to be omitted by the provisions of the TBOC applicable to the Corporation (including the deletion of the article relating to the name and address of the organizer of the Corporation and the article stating that the Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least $1,000.00). The Original Certificate and all amendments and supplements thereto are hereby superseded by the Restated Certificate attached hereto.

6.    This document becomes effective when filed by the Secretary of State of the State of Texas.

The undersigned affirms that the person designated as registered agent in the Restated Certificate has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute this Restated Certificate.

Date: May 9, 2018	By:	/s/ Lee R. Gibson, CPA
	Name:	Lee R. Gibson, CPA
	Title:	President and Chief Executive Officer

RESTATED
CERTIFICATE OF FORMATION
OF
SOUTHSIDE BANCSHARES, INC.

ARTICLE ONE

The name of the for-profit Corporation formed hereby is Southside Bancshares, Inc. (the “Corporation”).

ARTICLE TWO

The period of the Corporation's duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the Corporation is organized are:

(a)    To engage in the acquisition and ownership of equity or debt securities of national or state banks; the acquisition and ownership of equity or debt securities of other corporations, and the conduct of such other businesses as will not be in violation of any state or national laws, including banking laws, or rules or regulations promulgated from time to time thereunder; and

(b)    To engage in all other lawful acts or activities for which for-profit corporations may be organized under the laws of the State of Texas.

ARTICLE FOUR

The total number of shares of capital stock that the Corporation shall have authority to issue is 80,000,000 shares of common stock, $1.25 par value per share.

ARTICLE FIVE

The shareholders of the Corporation shall not be entitled to cumulate their votes in the election of directors.

ARTICLE SIX

The shareholders of the Corporation shall not have preemptive rights.

ARTICLE SEVEN

The Corporation, at the option of the Board of Directors, may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor, and to any further extent that may be allowed by law.

ARTICLE EIGHT

No contract or other transaction between the Corporation and one or more of its directors or officers or between the Corporation and another corporation, partnership, joint venture, trust or other enterprise or organization of which one or more of the Corporation's directors or officers are officers, directors, security holders, members or employees or in which they are otherwise financially interested, directly or indirectly, shall be invalid solely because of such relationship, or solely because such director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or other transaction or signs, in such person's capacity as a director or committee member, a unanimous written consent of the Board of Directors or a committee thereof authorizing the contract or transaction, if (a) the material facts as to the director's or officer's relationship or interest and as to the contract or other transaction are known or disclosed to the Board of Directors or a committee thereof, and the Board of Directors or a committee thereof in good faith authorizes the contract or other transaction by the affirmative votes of a majority of the disinterested directors or committee members, even if the disinterested directors or committee members constitute less than a quorum; or (b) the material facts as to the director's or officer's relationship or interest and as to the contract or other transaction are known or disclosed to the shareholders entitled to vote thereon, and the contract or other transaction is specifically approved in good faith by vote of the shareholders; or (c) the contract or other transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors or a committee thereof or the shareholders.

ARTICLE NINE

The address of the Corporation's Registered Office is 1201 S. Beckham, Tyler, Texas 75701, and the name of the Corporation’s Registered Agent at such address is Leigh Anne Rozell.

ARTICLE TEN

The number of directors shall be set at sixteen (16) until changed in the manner provided in the By-Laws of the Corporation, except that no such change shall shorten the term of an incumbent director. The directors shall be classified with respect to the time for which they severally hold office into three (3) classes, as nearly equal in number as possible as determined by the Board of Directors. The terms of office of the initial directors constituting the first class expired at the first annual meeting of shareholders after the initial election of the directors of that class (and thereafter such class shall hold office for a three-year term expiring at the annual meeting of shareholders), the terms of office of the initial directors constituting the second class expired at the second annual meeting of shareholders after the initial election of the directors of that class (and thereafter such class shall hold office for a three-year term expiring at the annual meeting of shareholders), and the terms of office of the initial directors constituting the third class expired at the third annual meeting of shareholders after the initial election of the directors of that class (and thereafter such class shall hold office for a three-year term expiring at the annual meeting of shareholders). The members of each class shall hold office until their successors are elected and qualified, until his or her death or retirement or until he or she shall resign or be removed in the manner provided in the By-Laws. In any such event, such director's successor shall become a member of the same class of directors as his predecessor.

The names of the current directors are listed below and the address of each of the directors is 1201 South Beckham Avenue, Tyler, Texas 75701.

Lawrence Anderson, M.D.	Melvin B. Lovelady
Susan Elaine Anderson	Tony K. Morgan
Michael J. Bosworth	John F. Sammons Jr.
Herbert C. Buie	H.J. Shands III
Alton Cade	William Sheehy
Patricia A. Callan	Preston L. Smith
John R. Garrett	Donald W. Thedford
Lee R. Gibson III	M. Richard Warner

ARTICLE ELEVEN

To the fullest extent permitted by Texas statutory or decisional law, as the same exists or may hereafter be amended or interpreted, a director of the Corporation shall not be liable to the Corporation or its shareholders for any act or omission in such director's capacity as a director. Any repeal or amendment of this Article or adoption of any other provision of this Certificate of Formation inconsistent with this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability to the Corporation or its shareholders of a director of the Corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.